Exhibit 10

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (this “Agreement”) is made on April 21, 2009 between Zypam, Ltd., a company formed in Belize with offices located at Jasmine Court 35a, Regent Street, Belize City, Belize (“Creditor”) and SunVesta, Inc., a Florida corporation with offices located at 97 Seestrasse, CH-8942 Oberrieden, Switzerland (“Debtor”).

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of two million seven hundred thousand Swiss Francs (2,700,000 CHF) or two million, three hundred and seventeen thousand, seven hundred and fifty six United States Dollars (US $2,317,756) due to loans provided by Creditor to Debtor.

SECTION TWO
AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of loan repayment as described in Section One above.

SECTION THREE
CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

a.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of US $2,317,756 of the indebtedness described in Section One, above, seven million, seven hundred and twenty five thousand, eight hundred and fifty four (7,725,854) shares of Debtor’s common stock, valued at US $0.30 a share, as consideration for the debt owed to Creditor due to loans provided by Creditor to Debtor.

b.	Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 7,725,854 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Oberrieden, Switzerland on the date first mentioned above.

SunVesta, Inc.

/s/ Josef Mettler

By: Josef Mettler, Chief Executive Officer

Zypam Ltd.

/s/ Oliver Schmidt

By: Oliver Schmidt, Director

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